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                                                                   EXHIBIT 10.21

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                 This Amended and Restated Employment Agreement (this "Agreement") is made and entered into as of the 12th day of March, 1997, by and between Mac Frugal's Bargains o Close-outs Inc., a Delaware corporation (the "Company"), and Philip L. Carter ("Executive").

                                    RECITALS

                 WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated March 15, 1995 (the "1995 Agreement") pursuant to which Executive is employed as the President and Chief Executive Officer of the Company; and

                 WHEREAS, the Company and Executive desire to amend and restate the 1995 Agreement in its entirety as set forth herein.


                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 1. Employment and Duties. The Company hereby engages Executive in the capacity of President and Chief Executive Officer of the Company. Executive shall perform such duties and functions as shall be specified from time to time by the Board of Directors of the Company (the "Board"). Executive hereby accepts such employment and agrees to perform such duties. During the term of this Agreement, Executive shall not be required without his consent to undertake responsibilities not commensurate with his position as a President and Chief Executive Officer.

                 2.       Compensation.

                          (a)     Base Salary.  For all services to be rendered
by Executive hereunder, Executive shall be paid a base salary at the rate of five hundred ninety thousand dollars ($590,000) per year. Executive's base compensation shall be reviewed at least annually and may be increased at the discretion of the Board, but





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during the term of this Agreement may not be decreased below the then-effective base salary. Executive's salary shall be paid on such basis as is the normal payment pattern for executive officers of the Company. The base salary payable under this Section 2(a) shall be in addition to and exclusive of any payments to Executive from time to time under formal or informal bonus, incentive compensation or similar plans now in effect or which hereafter may be adopted.

                          (b)     Performance Bonus.  With respect to each full
fiscal year of the Company that this Agreement is in effect throughout and any fiscal year of the Company in which Executive is terminated pursuant to Section 8(d) hereof (each, a "Bonus Year"), Executive shall be entitled to participate in a performance bonus plan approved annually for executive officers of the Company by the Compensation Committee of the Board. The calculation and payment to Executive of a performance bonus contemplated by this Section 2(b), if any, shall be made as soon as practicable in the fiscal year of the Company immediately succeeding such Bonus Year, following preparation of the Company's annual audited financial statements for such Bonus Year.

                 3. Payment in Event of Termination. In the event of the termination of Executive's employment hereunder pursuant to Section 8(d), the Company shall continue to make the payments provided for in Section 2(a) at the rate then being paid to Executive and shall continue to provide Executive with the medical, disability and life insurance benefits provided in Section 5(a) hereof for thirty-four (34) months and twenty four (24) days from the date of such termination. Executive shall not be required or obligated to obtain other employment to mitigate the payments due hereunder. Executive may, at his sole option, terminate this Agreement and receive the payments provided for in this
Section 3 following the occurrence of either of the following events (a "Company Breach"): (a) Executive's authority to function as President and Chief Executive Officer shall be removed or limited in any material respect, unless such removal or limitation was a result of one or more events that would permit the Board to terminate Executive's employment For Cause (as defined in Section 8(c)), or (b) the Company shall have breached in any material respect any of its covenants and agreements in this Agreement. Notwithstanding the foregoing, Executive shall not be entitled to terminate this Agreement





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unless Executive provides written notice to the Company specifying in reasonable detail the nature of the Company Breach, and the Company shall have failed to cure such Company Breach within 45 days thereafter.

                 4. Options. Executive shall be entitled to participate in any performance stock option plan approved annually for other executive officers of the Company by the Compensation Committee of the Board. To the maximum extent permitted by the Internal Revenue Code of 1986, as amended (the "IRC"), including the rules and regulations thereunder, all such options shall be incentive stock options, and the remainder of such options shall be non-qualified stock options.

                 5.       Benefits.

                          (a)     Executive shall be entitled to such fringe
benefits and perquisites as are generally made available to executive officers of the Company, and such other fringe benefits as may be approved by the Board for executive officers of the Company during the term hereof including, without limitation, major medical, extended medical and extended disability insurance, group term life insurance in face amount of the base salary payable pursuant to
Section 2(a) and annual vacation time of not less than four weeks.

                          (b)     Every two years during the term of
Executive's employment, the Company shall furnish Executive with a motor vehicle of his choice to use for business purposes, provided, however, that such motor vehicle shall not have an original cost to the Company of more than $65,000.

                          (c)     Nothing contained herein is intended or shall
be deemed to be granted to Executive in lieu of any rights or privileges to which Executive may be entitled as an employee of the Company under any retirement, pension, insurance, hospitalization, stock option, stock bonus or purchase, incentive compensation or other plan of the Company which may now be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans as any other executive officers of the Company.

                 6. Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred





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by Executive in connection with the performance of his duties hereunder, provided that Executive furnishes to the Company receipts and other documentation reasonably acceptable to the Company evidencing such expenditures.

                 7.       Performance of Duties.

                          (a)     In consideration of the payments to be made
hereunder, Executive agrees to devote his entire business time and attention to the performance of his duties hereunder, to serve the Company diligently and to the best of his abilities and not to compete with the Company or any of its Affiliates (as defined below) in any manner whatsoever. Without limiting the generality of the foregoing, Executive shall not, during the term of his employment by the Company, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of or furnish any capital to or be connected in any manner with or provide any services as a consultant for any business which competes directly or indirectly with any of the businesses of the Company or any of its Affiliates (as defined below) as they may be conducted from time to time; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to preclude Executive from owning not more than one percent of the publicly-traded capital stock of an entity which is in competition with any of such businesses. Affiliate of the Company means any person, association or entity: (a) that, in whole or in part, owns or is owned by, or otherwise has a material interest (whether debt, equity or otherwise) in, the Company; (b) that controls or is controlled by the Company; (c) that is a subsidiary (whether owned in whole or in part) of the Company; or (d) to which the Company is a "related tax payer" as defined in Section 1313(c) of the IRC.

                 (b) Executive may continue his civic, educational and charitable activities and serve on boards of directors of other companies, if consistent with this Section 7 and if otherwise approved by the Board.

                 8.       Term and Termination.

                          (a)     The term of Executive's employment with the
Company hereunder shall commence on the date hereof and shall





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continue until Executive resigns or is terminated under this Section 8 or under
Section 9 of this Agreement.

                          (b)     In the event of Executive's death or in the
event of Executive's total disability for any consecutive six-month period during the term of this Agreement, the Company may at its sole option thereafter (unless Executive, in the case of disability, shall have resumed his duties in full prior to such termination) terminate this Agreement, and in such event the sole right hereunder of Executive, Executive's widower or Executive's legal representative, as the case may be, shall be to: (i) receive the base salary due Executive through the last day of the twelfth full calendar month following the month in which his death or disability shall have occurred; (ii) have any and all previously accruing bonuses or options or other rights vest in Executive or in his estate immediately (unless Executive or his estate shall elect to the contrary); and (iii) in the event of termination by reason of disability, have the Company continue to maintain in effect at its sole expense, the major medical, extended medical, extended disability and term life insurance referred to in Section 5(a) for the one year period following the date of any such termination.

                          (c)     The Company, upon 30 days prior written
notice to Executive, may terminate this Agreement For Cause (as defined herein). For the purposes of this Agreement, the term "For Cause" shall mean:
(i) Executive's breach of the covenants contained in Sections 7, 11 or 13(a) hereof; (ii) Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved; or (iii) Executive's commission of any act of fraud or dishonesty in connection with, or related to, his duties hereunder. Upon termination of Executive For Cause, this Agreement shall immediately terminate, and Executive shall not be entitled to any further rights or payments hereunder (other than payment under Section 2(a) for services rendered prior to the date of such termination). Without limiting the generality of the foregoing, Executive shall have no right on or after the date of such termination to any of the benefits set forth in Section 5 hereof (other than payment for accrued vacation), any payment of base salary pursuant to Section 2(a), any payment of performance bonus pursuant to Section 2(b) for the Bonus Year in which such termination occurs or any other benefit or payment of any kind whatsoever.





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                          (d) Subject to the payment of amounts required by
Sections 2(b) and 3, the Company shall be entitled to terminate Executive's employment without cause at any time upon thirty days written notice.

                 9.       Change in Control.  (a)  The provisions of this
Section 9 shall become operative if an Approved Change in Control (as defined below) or if an Unapproved Change in Control (as defined below) occurs during the term of this Agreement. For the purposes of this Agreement, an "Unapproved Change in Control" shall be deemed to have occurred if any "person" (as defined in Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 35% of the combined voting power of the Company's then outstanding securities, as a result of purchases of the Company's securities which are not expressly approved by the Board. For the purposes of this Agreement, an "Approved Change in Control" shall be deemed to have occurred if any "person" (as defined in Section 13(d) of the Exchange Act becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than eighty percent (80%) of the combined voting power of the Company's then outstanding securities, as a result of a transaction which is expressly approved by the Board. For purposes of determining whether or not the Board has expressly approved purchases of the Company's then outstanding securities resulting in an Unapproved Change in Control, express approval of the Board shall be defined to mean that individuals constituting at least a majority of the Board for a consecutive twenty-four (24) month period prior to such purchases did not vote in favor thereof.

                 (b) For a period of two months after an Unapproved Change in Control of the Company, Executive shall have the right to terminate his employment with the Company pursuant to this Section 9, and the Company shall pay Executive the following amounts no later than the 15th business day after the date of termination of Executive's employment:

                          (i)  A lump sum severance payment equal to 2.9
multiplied by the sum of (A) Executive's base annual salary at the highest rate in effect during the fiscal year of the Company immediately preceding the date Executive's employment terminates,





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and (B) the greater of the amount of any incentive, bonus or other cash compensation that was paid to Executive during either (x) the 12 months immediately preceding the date Executive's employment terminates and (y) the 12 months immediately preceding the Change in Control; and

                          (ii)  A cash payment equal to the amount by which the
greater of (A) the closing price of the Company's Common Stock on the day before the date Executive's employment terminates or (B) the highest price per share actually paid in connection with the Change in Control of the Company, exceeds the per share exercise price of each then vested and exercisable stock option held by Executive on the day before the date Executive's employment terminates, multiplied by the number of shares covered by each such option. In exchange for such payment, Executive will surrender all such options to the Company without exercising them.

                 (c) In the event the Company terminates Executive's employment without cause within eighteen (18) months after the effective date of an Approved Change in Control of the Company, then, in lieu of the amounts required to be paid to Executive pursuant to Section 8(d) above, the Company shall pay Executive, within fifteen (15) days after written demand therefor by Executive, a lump sum severance payment equal to 2.9 multiplied by the sum of
(A) Executive's base annual salary at the highest rate in effect during the fiscal year of the Company immediately preceding the date Executive's employment terminates, and (B) the greater of the amount of any incentive, bonus or other cash compensation that was paid to Executive during either (x) the 12 months immediately preceding the date Executive's employment terminates and (y) the 12 months immediately preceding the Approved Change in Control.

                 (d) Notwithinstanding anything contained in this Agreement to the contrary, in the event of an Approved Change in Control or an Unapproved Change in Control, any unvested portion of that certain stock option to purchase 250,000 shares of the Company's Common Stock granted to Executive on May 2, 1995 shall automatically and immediately vest and become exercisable.

             10. Deductibility of Payments to Executive. Notwithstanding anything else to the contrary in this Agreement, in the event that the payments to Executive under this Agreement, either alone or together with other payments Executive has a right to





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receive from the Company, would be non-deductible (in whole or in part) by the
Company for Federal income tax purposes because of Section 280G of the IRC, then the aggregate present value of amounts payable to Executive pursuant to this agreement shall be reduced (but not below zero) to the "Reduced Amount." The Reduced Amount shall be an amount expressed in present value which maximizes the aggregate present value of all payments to be made to Executive under this Agreement without causing any payment to be non-deductible by the Company because of Section 280G of the Code. For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the IRC. The determination of the Reduced Amount shall be made exclusively by the Company's outside auditors and in consultation with outside counsel to the Company (each of whose fees and expenses shall be borne by the Company), and such determination shall be conclusive and binding on the Company and Executive.

                 11.      Confidentiality.

                          (a)     The Company (which for purposes of this
Section 11 shall mean the Company and its Affiliates (as defined in Section 7(a)) and Executive recognize that during the course of Executive's employment with the Company he will accumulate certain crucial proprietary and confidential information and trade secrets for use in the Company's business and will have divulged to him certain crucial confidential and proprietary information and trade secrets about the business, operations and prospects of the Company, including, without limitation, confidential and proprietary information regarding suppliers and employees of the Company, which constitute valuable business assets providing the Company the opportunity to obtain an advantage over competitors who do not know or use such information or have access to it without the investment of considerable resources. Executive hereby acknowledges and agrees that such information (the "Proprietary Information") is confidential and proprietary and a trade secret and that such information shall include, without limitation:

                      (i) the identity and location of customers and domestic and foreign suppliers of quality low-cost close-out merchandise that can profitably be resold, and their buying and selling histories and creditworthiness; information regarding the quantity, quality, frequency, pricing and marketability of their supply offerings; and lists setting forth the same;





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                      (ii)        processes, methods and techniques, including
but not limited to primary contact points in the Company's network; methods of merchandising in the Company's stores; processes and methods of giving directions and instructions to the Company's stores and its employees in connection with merchandising moves; information, techniques, formulas and judgments relating to the appropriate bidding, pricing and marketing of close-out merchandise; and the price ranges and techniques by which such merchandise can be profitably resold at substantial reductions from normal retail rates; and designs, styles and methods of packaging and distributing close-out merchandise distinctive to the Company;

                    (iii) records of research, including but not limited to demographic studies conducted by the Company and its agents which contribute to the Company's ability to locate retail store sites;

                      (iv) proposals and projections, including but not limited to long-range plans for the Company's growth, expansion, development and continued fostering of its relationships with its employees, suppliers and customers; and

                      (v) files, reports, memoranda, computer software or programming and budgets or other financial plans or information regarding the Company and its business, properties or affairs.

                          (b)     Executive agrees that he shall not, at any
time subsequent to the execution of this Agreement, whether during or after the term hereof, disclose, divulge or make known, directly or indirectly, to any person, or otherwise use or exploit, any Proprietary Information obtained by Executive at any time prior to or subsequent to the execution of this Agreement, except to the extent required by his performance of his duties hereunder for the Company. Executive agrees to disclose to the Company the identity and nature of any contacts with any person or entity soliciting from Executive disclosure of any Propriety Information or soliciting Executive's involvement in any business venture competitive with the Company. Executive shall not conceal from or fail to disclose to the Company, or divert or exploit for his own personal profit or that of others, any business opportunity or other opportunity to acquire an interest in or a contractual relationship with any person or entity where such person or entity is in the Company's line of business or





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where such contractual relationship involves the acquisition of real estate and which would be considered a feasible and advantageous opportunity or acquisition for the Company. Upon termination of this Agreement, Executive will deliver to the Company all tangible displays and repositories of customer and supplier lists, files, records of research, proposals, reports, memoranda, business methods and techniques, computer software and programming, budgets and other financial plans and information and other materials or records or writings of any other type (including all copies thereof) made, used or obtained by, or provided to, Executive, containing any Proprietary Information, whether obtained prior to or subsequent to the execution of this Agreement.

                 12.      Non-Solicitation of Employees.

                          (a) Executive hereby agrees that for the two-year
period following the date of termination of this Agreement he will not (i) authorize his name to be used by any person, partnership, corporation or other business entity, or (ii) engage in or carry on, directly or indirectly, whether as advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant of any person, partnership, corporation or other business entity which is in competition with the bargain close-out business carried on by the Company or any of its Affiliates in Los Angeles, Orange, Riverside, San Bernardino, Ventura, Santa Barbara or San Diego Counties in the State of California, or any other county in California where business is then carried on or conducted by the Company or any of its Affiliates, or in the States of Alabama, Arizona, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Louisiana, Missouri, Nevada, New Mexico, Tennessee, Texas or Utah.

                          (b)     Executive further agrees that during the
period from the date of this Agreement until two years after the termination of this Agreement he shall not contact any employee or supplier of the Company or any of its Affiliates without advising the Company of such contact and he shall not participate in any endeavor or activity which would disrupt the Company's or any of its Affiliate's good business relationships with the employees, suppliers and/or persons engaged in purchasing activities on behalf of the Company or such Affiliate, and he shall not make any false, deceptive or misleading statement or statements to any one or more of such suppliers or such persons which would be likely to cause such disruption.








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                 13.      Miscellaneous.

                          (a)     Executive represents and warrants to the
Company that he is not now under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

                          (b)     The waiver by either party of a breach of any
provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach thereof.

                          (c)     This Agreement constitutes the entire
Agreement of Executive and the Company and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.

                          (d)     Any and all notices referred to herein shall
be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, or by facsimile transmission (but only if confirmation of receipt is subsequently received by the sender either orally or in writing), or by overnight courier (if such overnight courier guarantees next day delivery and such notice is sent for delivery on a day on which such courier guarantees such overnight delivery), to the respective parties at the following addresses or such other address as either party may from time to time designate in writing in the manner set forth in this Section 13(d):

The Company:

                 Mac Frugal's Bargains o Close-outs Inc.
                 2430 E. Del Amo Boulevard
                 Dominguez, California 90220
                 Attention: Board of Directors

                 Telephone Number: (310) 761-4200


         Executive:





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                 Philip L. Carter
                 10520 Wilshire Blvd., #702
                 Los Angeles, California 90024

                          (e)     If any portion or provision of this Agreement
shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion as are necessary to make it valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provisions or portions of this Agreement. If any such unenforceable or invalid provision or provisions shall be rendered enforceable and valid by changes in applicable law, then such provision or provisions shall be deemed to read as they presently do in this Agreement without change.

                          (f)     The rights and obligations of the parties
hereto shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns.

                          (g)     The waiver by either party of a breach of a
provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach hereof.

                          (h)     This Agreement is intended to and shall be
governed by, and interpreted under and construed in accordance with, the laws of the State of California, without reference to any conflict of laws or principles.

                          (i)     If any litigation, arbitration or any other
proceedings is instituted in connection with or related to this Agreement, the non-prevailing party in such litigation, arbitration or other proceeding shall pay the expenses, including, without limitation, the attorneys' fees and expenses of investigation, of the prevailing party.

                          (j)     Arbitration.

                                  (i) Any controversy, claim or dispute between
the parties directly or indirectly concerning this Agreement or the breach hereof, or the subject matter hereof (except in instances where only injunctive relief is sought by the Company), shall be finally settled by arbitration held in Los Angeles, California. The Company and Executive shall





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each select an arbitrator from a panel of seven (7) arbitrators (the
"Arbitration Pool") obtained by the Company from the Federal Mediation and Conciliation Service within thirty (30) days of receiving written notice from either party demanding any such proceeding. Such two chosen arbitrators shall agree on a third arbitrator from the Arbitration Pool within fifteen days thereafter. In the event an agreement has not been reached on the third arbitrator by the end of such fifteen-day period, the third arbitrator shall be chosen by the American Arbitration Association. The arbitration shall be held and a final decision reached within 30 days thereafter. The decision of a majority of the three chosen arbitrators shall be final and conclusive on the parties, and there shall be no appeal therefrom. A decision of the arbitrators may be enforced by the prevailing party in a court of competent jurisdiction. All other issues in connection with such arbitration shall be in accordance with the Rules of the American Arbitration Association.

                                  (ii) The parties hereto agree that an action
to compel arbitration pursuant to this Agreement may be brought in any appropriate court and in connection therewith the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrators but only if necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrators or court.

                          (k)     The Company and Executive expressly agree
that the provisions of Sections 11, 12 and 13 shall survive the termination of this Agreement.


                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

          THE COMPANY:                 MAC FRUGAL'S BARGAINS o CLOSE-OUTS INC.



                                       By:  ___________________________________





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                                       David H. Batchelder
                                       Chairman of the Board

          EXECUTIVE:



                                       ________________________________________
                                       Philip L. Carter




















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